Exhibit (h)(9)

BUSINESS DESIGNATION LICENSE AGREEMENT

BUSINESS DESIGNATION LICENSE AGREEMENT, dated April 16, 2014, by and between Carlyle Investment Management L.L.C., a Delaware limited liability company (“Licensor”), and Carlyle Select Trust, a Delaware statutory trust (the “Trust”), on behalf of the Trust and each series of the Trust, including series created after the date of this Agreement (each such series is referred to herein as a “Fund”, the Trust and the Funds are referred to collectively as the “Licensee”, and together with Licensor, the “Parties”).

WHEREAS, Licensor owns the rights in and to the business designation “Carlyle”;

WHEREAS, Licensee desires to use the business designation “Carlyle” under license from Licensor as part of the company names of Licensee, and Licensor is willing to grant such license upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

1.	Definitions

1.1	“Name” shall mean the business designation “Carlyle”.

1.2.	“Business Operations” shall mean all the business activities of Licensee that fall in the scope of the purpose of Licensee as defined in its Amended and Restated Agreement and Declaration of Trust, as amended from time to time, including but not limited to its investing activities in connection with its operation as an open-end management investment company that is registered with the Securities and Exchange Commission under the 1940 Act.

1.3	“Governmental Authority” means any domestic, foreign or supranational court, tribunal, arbitral or administrative agency or commission or other governmental authority or instrumentality, or any industry self-regulatory authority.

1.4	“Territory” shall mean the world.

1.5	“1940 Act” shall mean the Investment Company Act of 1940, as amended.

1.6	“Management Agreements” shall mean each Management Agreement between the Trust on behalf of a Fund and the Manager, as it may be amended from time to time, pursuant to which the Manager provides investment manager, commodity pool operator and/or commodity trading advisor services to such Fund.

1.7	“Manager” shall mean Carlyle GMS Investment Management L.L.C., a Delaware limited liability company that is wholly owned by Licensor.

2.	License Grant

2.1	Licensor hereby grants to Licensee, under the terms and conditions of this Agreement, a non-exclusive, revocable and non-transferable license to use the Name as part of the company names of Licensee listed in Annex A, as amended from time to time by agreement of the Parties.

2.2	Licensee shall not be entitled to grant any sublicenses without the prior written consent of Licensor.

2.3	Licensee shall not be entitled to use the Name as a trademark or to file any trademark application for the Name or any similar name. Notwithstanding, Licensee shall transfer and assign to Licensor any trademark which Licensee acquires in breach of this obligation. Upon Licensor’s request, Licensee will execute and deliver to Licensor any instruments to accomplish or confirm the foregoing.

3.	Quality Standards

3.1	Licensee shall meet Licensor’s standards of quality in the performance of Business Operations under the Name as to enhance the value and good will of the Name and shall comply in all respects with all applicable standards required by any and all local laws or other regulations in the Territory. Licensee agrees to abide by all rules and standards established under Article 3.2 in respect thereto.

3.2	Licensor has the right to formulate and enforce reasonable standards of quality of performance to be observed by Licensee in rendering Business Operations under the Name.

3.3	Licensee shall, upon Licensor’s request, submit to Licensor prior to printing and/or dissemination all brochures, advertisements and the like using the Name to allow Licensor to review the manner in which the Name is used by Licensee.

3.4	Licensee shall stop immediately any use of the Name which, in the sole discretion of Licensor, endangers the reputation of the Name. Upon Licensor’s request, Licensee shall remedy such danger in the manner requested by Licensor. Any refusal by Licensee to do so shall entitle Licensor to terminate this Agreement with immediate effect.

4.	Ownership

4.1	Licensee hereby agrees that, as between Licensee and Licensor, Licensor is the sole owner of the Name and all good will relating thereto, and that the same, at all times, shall be and remain the sole and exclusive property of Licensor and that Licensee, by reason of this Agreement, has not acquired any right, title, interest or claim of ownership in such Name in the Territory and elsewhere, except for the license granted herein. The use by Licensee of the Name in the Territory and any and all good will arising from such use shall inure solely to the benefit of Licensor and shall be deemed to be solely the property of Licensor in the event that this Agreement shall be terminated. Upon any termination of this Agreement, any and all rights in and to the Name granted to Licensee shall automatically terminate.

4.2	Upon termination or expiration of this Agreement, Licensee shall cease all use of, and will immediately cause its agents, contractors, consultants, and partners to discontinue the use of the Name or any similar names and Licensee will be deemed to have assigned, transferred and conveyed, and hereby does assign, transfer and convey, to Licensor any and all good will, title, or other rights in and to the Name which may have been obtained by Licensee or which may have been vested in it by reason of Licensee’s activities. Upon Licensor’s request, Licensee will execute and deliver to Licensor any instruments to accomplish or confirm the foregoing. Without undue delay after termination or expiration of this Agreement, the board of trustees of the Trust shall file before the relevant Governmental Authority the necessary documents so as to amend or terminate any registration or certificate of assumed name, fictitious name or d/b/a filings containing the Name so as to cause such assumed name, fictitious name or d/b/a filings to be changed to eliminate the Name, and any similar name, therefrom.

5.	Warranty

Licensor does not warrant the legal validity of the Name and does not accept any liability that the Name may be used without infringing any third parties’ rights.

6.	Penalty

Aside from the obligation to cover Licensor’s actual damages and in addition to any damages to be paid by Licensee, Licensee shall pay to Licensor for any breach of this Agreement or any use of the Name contrary to the terms of this Agreement a penalty of USD 1,000. If such breach is not cured after a written notice of Licensor, Licensee shall pay for each month during which the breach occurs a further penalty of USD 1,000. Prerequisite for payment of the penalty is a prior written warning notice of Licensor. The termination rights of Licensor remain unaffected.

7.	Infringement of Name

Licensee shall promptly notify Licensor in writing of any infringement or challenge of the rights in and to the Name. Licensor shall have the exclusive right, but not the obligation, to commence actions or proceedings against infringers. Licensee shall take no action against infringers unless requested to do so by Licensor.

8.	Term

8.1	This Agreement shall become effective as of the date first set forth above and shall expire in respect of a Fund upon expiration or termination of the Management Agreement of such Fund; provided, that a termination resulting from an assignment of a Management Agreement shall not trigger expiration of this Agreement if, after such assignment, either the Manager or an affiliate thereof continues to serve as investment manager, commodity pool operator and/or commodity trading advisor to the Fund.

8.2	Upon termination of this Agreement, the rights and obligations of the Parties, especially the right of Licensee to use the Name, shall cease with exception of the obligations of Licensee set forth in Articles 4 and 6 which shall survive termination.

9.	Assignment

Licensee shall not be authorized to assign or transfer any of its rights and/or obligations under this Agreement without prior written consent of Licensor.

10.	No Agency

Nothing in this Agreement shall be construed to constitute either Party the agent of the other.

11.	Miscellaneous

11.1	This Agreement comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or amendments to this Agreement must be made in writing by the Parties.

11.2	This Agreement shall be governed by, and be construed in accordance with, the laws of the State of Delaware.

11.3	Place of venue for all disputes arising in connection with this Agreement or its validity shall be in the State of Delaware, to the extent legally permissible.

11.4	In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that this Agreement contains any gap.

11.5	This Agreement may be executed in any number of counterparts and each of such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Business Designation License Agreement to be executed as of the date first written above.

CARLYLE INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Adena Friedman
	Name:	Adena Friedman
	Title:	Chief Financial Officer

CARLYLE SELECT TRUST,
on behalf of itself and each series thereof

By:	/s/ Michael J. Petrick
	Name:	Michael J. Petrick
	Title:	President and Chief Executive Officer

Annex A

List of Company Names of Licensee

Carlyle Select Trust

Carlyle Enhanced Commodity Real Return Fund

Carlyle Core Allocation Fund

A-1